UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

LSC COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4829580
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

191 N. Wacker Drive, Suite 1400 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

If this form relates to the registration of a Class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Stock Purchase Rights

(Title of Class)

Item 1	Description of Registrant’s Securities to be Registered.

On February 27, 2020, the Board of Directors of LSC Communications, Inc., a Delaware corporation (the “Company”), declared a dividend of one right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, of the Company held of record at the close of business on March 9, 2020 (the “Record Time”), or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement referred to below) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The Rights will be payable on March 10, 2020. The Rights will be issued pursuant to a Stockholder Protection Rights Agreement, dated as of February 27, 2020 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent.

The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designations and Terms of the Participating Preferred Stock) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights is incorporated by reference herein to the Company’s Current Report on Form 8-K, dated March 2, 2020 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

As of February 26, 2020 there were 35,592,422 shares of Common Stock issued (of which 33,508,367 shares were outstanding and 2,084,055 shares were held in treasury) and 2,257,986 shares reserved for issuance pursuant to employee benefit plans and convertible securities, if any. As long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock so that all such shares will have Rights attached.

The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock) is attached hereto as an exhibit and is incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2	Exhibits.

Exhibit Number	Description
(1)	Rights Agreement.

(2)	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement.

(3)	Form of Certificate of Designation and Terms of Participating Preferred Stock, included in Exhibit B to the Rights Agreement.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

LSC COMMUNICATIONS, INC.

By	/s/ Suzanne S. Bettman
Name: Suzanne S. Bettman
Title: Secretary; Chief Compliance Officer; General Counsel

Date: March 2, 2020